IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX TO DELAY FILING OF 2006 10-K
Toronto, Canada — March 29, 2007 — IMAX Corporation (NASDAQ:IMAX; TSX:IMX) announced today it will further delay the filing of its annual report on Form 10-K for fiscal 2006 and the corresponding filings under Canadian provincial securities laws beyond the filing deadline, in each case, of March 31, 2007.
As previously announced, management and the Audit Committee of the Board of Directors are evaluating certain accounting errors over a six-year period. As a result, the Company expects to file restated financial statements for certain periods during those years. In the course of completing this restatement and the year-end audit, and in recently reviewing certain comments received from the U.S. Securities and Exchange Commission (SEC) and the Ontario Securities Commission (OSC), the Company has determined to broaden its review to address certain issues related to these comments, primarily in connection with its revenue recognition for certain theatre system installations in previous periods, including the fourth quarter of 2005. As a result of this expanded review, which is ongoing by the Company and its auditors, PricewaterhouseCoopers LLP, the Company may determine that it is necessary to restate additional items beyond the previously identified errors. The Company does not believe that a potential restatement resulting from changes to its revenue recognition accounting would have any impact on its previously reported or existing cash accounts. While the Company cannot predict when it will complete this review and file its 10-K, it is working to do so as soon as practicable.
As previously disclosed by the Company, it has been the subject of informal inquiries by the SEC and the OSC since 2006, particularly with regard to its revenue recognition policies. The primary focus of the SEC and OSC inquiries has been the Company’s application of multiple element arrangement accounting to its theatre installations and system agreements.
The Company also noted that the filing delay will result in the Company being in default of a financial reporting covenant under the indenture governing its Senior Notes. The Company intends to seek consents from holders of Senior Notes to provide the Company with additional time to file, using a record date of March 28, 2007. In addition, the Company has already obtained a waiver under its bank credit agreement of the covenant to deliver its audited financial statements until June 30, 2007.
The Company stated that it did not believe its operations will be impacted by any delays in filing. However, this and other statements set forth in this press release are preliminary, reflect information currently known to the Company and are subject to change as a result of the accounting review and restatement process, subsequent events and the completion of the audit of the financial statements by the Company’s independent auditors, PricewaterhouseCoopers, LLP. The Company’s aforementioned intention to seek bondholder consents to obtain additional time to file and the expected impact on operations are based on management assumptions and existing information and involve certain risks and uncertainties, and the Company makes no assurances that it will ultimately either seek or obtain such consents. In addition, the Company expects to receive a notice of delisting from NASDAQ as a result of the delayed filing and, although it does not expect that NASDAQ would initiate delisting procedures in the near future, there can be no assurances that it would not do so.

Filing Default in Canada
Under Canadian provincial securities laws, the Company is required to file its audited comparative financial statements for the year ended December 31, 2006, related management’s discussion and analysis and annual information form on or before March 31, 2007. For the reasons discussed above, the Company will not be able to meet this deadline and cannot predict when it will complete its review and file its financial statements, although it intends to do so as soon as practicable. Pending the filing of the financial statements, the Company intends to satisfy the alternative information guidelines recommended by the Canadian provincial securities regulatory authorities by issuing a news release every two weeks to update investors on the filing delay.
The Company intends to request that the OSC and other Canadian provincial securities regulatory authorities issue a management and insider cease trade order (MCTO) under applicable regulatory policies pending the completion and filing of its audited financial statements and related documents. If the MCTO is granted, trading in the Company’s securities by directors, officers and other insiders of the Company will be prohibited pending the filing of all required financial statements and other disclosure documents. Such a cease trade order would not generally affect the ability of other security holders to trade their securities of the Company. However, the Company acknowledges that in accordance with applicable Canadian provincial securities laws, the OSC or other Canadian provincial securities regulatory authorities may impose an issuer cease trade order that would affect all outstanding securities of the Company traded on the Toronto Stock Exchange if the filing default is not remedied by May 31, 2007, or earlier if the Company fails to file default status reports as required by regulatory policies.
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in digital and film-based motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX® theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital remastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. IMAX’s renowned projectors display crystal-clear images on the world’s biggest screens, and the IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of September 30, 2006, there were 280 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX MPX® and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include the outcome of the accounting review and related matters discussed in this press release, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
For additional information please contact:

Media:	Business Media:	Investors:
IMAX Corporation, New York	Sloane & Company, New York	Integrated Corporate Relations
Sarah Gormley	Whit Clay	Amanda Mullin
212-821-0155	212-446-1864	203-682-8243
sgormley@imax.com	wclay@sloanepr.com	Amanda.Mullin@icrinc.com